+--------+
| Form 3 |           U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                   WASHINGTON, D.C. 20549

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

       Thompson                     Myron
   ----------------------------------------------------------------------------
       (Last)                      (First)                        (Middle)

       6820 18th Avenue, NW
   ----------------------------------------------------------------------------
                                  (Street)

       Minot                       ND                                  58701
   ----------------------------------------------------------------------------
       (City)                      (State)                             (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)                03/20/98
                                                                   ------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)   ###-##-####
                                                                   ------------

4.  Issuer Name and Ticker or Trading Symbol   NDHI
                                              ---------------------------------

5.  Relationship of Reporting Person to Issuer (Check all applicable)

   [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                       (give title below)                       (specify below)


   ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ---------------------------



            TABLE I-NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

-------------------------------------------------------------------------------
1.  Title         2. Amount of        3. Ownership Form:   4. Nature of
   of               Securities Bene-    Direct (D) or        Indirect Bene-
   Security         ficially Owned      Indirect (I)         ficial Ownership
   (Instr. 4)       (Instr. 4)          (Instr. 5)           (Instr. 5)
-------------------------------------------------------------------------------
 ND Holdings Common Stock  130,500 shares    D
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)



            TABLE II-DERIVATIVE SECURITIES BENEFICALLY OWNED
      (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  2. Date Exer-  3. Title and Amount of Securities  4. Conversion  5. Ownership  6. Nature
   Security (Instr. 4)     cisable and    Underlying Derivative Security     or             Form of       of
                           Expiration     (Instr.4)                          Exercise       Derivative    Indirect
                           Date                                              Price          Security:     Beneficial
                           (Month/Day/                                       of             Direct (D)    Ownership
                           Year)                                             Derivative     or In-        (Instr. 5)
                        ------------------------------------------------     Security       direct (I)
                         Date     Expira                       Amount or                    (Instr. 5)
                         Exer-    tion          Title          Number of
                         cisable  Date                         Shares
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this form, one of which must be manually signed If space provided is insufficient, See instruction 6 for procedure.

                                   /s/ Myron Thompson                  03/30/98
                                   --------------------------------------------
                                   ** Signature of Reporting Person        Date
                                By:
                                For: